Exhibit 99.2

Hecla Declares Common and Preferred Stock Dividends

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--February 25, 2013--Hecla Mining Company (NYSE:HL) is pleased to announce its Board of Directors has elected to declare a quarterly dividend of $0.0125 per share of common stock, payable on or about March 25, 2013, to stockholders of record on March 18, 2013. The payment includes a regular quarterly common stock dividend of $0.0025 per share and a special dividend of $0.01 per share.

“The action by Hecla’s Board to declare this regular and special dividend reiterates Hecla’s excellent operating margin and strong financial position,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “While our average realized silver price during this recent quarter was below $30 per ounce, which is below the threshold for our silver price-linked dividend, prices have rebounded above $30 and we remain confident in the silver market. Therefore the Board has elected to declare a special common stock dividend, in addition to the regular common stock dividend for this quarter to allow the continued opportunity for Hecla shareholders to benefit from strong silver prices.”

The declaration and payment of dividends remains at the sole discretion of the Board of Directors and will depend on Hecla’s financial results, cash requirements (including for preferred dividends, operations, capital projects, exploration and development, litigation and settlements, acquisitions, and other items), future prospects and other factors deemed relevant by the Board. Investors are cautioned that this decision is not a guarantee that a dividend will be declared or paid in any particular period in the future.

Preferred Dividend

The Board of Directors has also elected to declare the regular quarterly dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable April 1, 2013, to shareholders of record on March 15, 2013.

About Hecla Mining Company

Hecla Mining Company (NYSE:HL) is one of the largest and lowest-cost primary silver producer in the U.S. The company has two operating mines in Alaska and Idaho and exploration and pre-development properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company’s Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

CONTACT:
Hecla Mining Company
Investor Relations:
Jim Sabala
Direct Main: 1-800-HECLA91 (1-800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com